Exhibit 10.1

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment, dated April 24, 2020 (the “Effective Date”) (this “Amendment”), to the Executive Employment Agreement, dated January 1, 2017 (the “Agreement”), is entered into by and between SG BLOCKS, INC. (the “Company”) and Paul Galvin (the “Executive”). Capitalized terms used herein without definition shall have the meanings assigned in the Agreement.

WHEREAS, the parties desire to amend the Agreement as set forth below.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Agreement as follows:

1. Section 2 of the Agreement is hereby deleted and replaced with the following:

“Term of Agreement. Executive’s employment with the Company pursuant to the terms of this Agreement will remain in effect until December 31, 2021, unless earlier terminated in accordance with Section 7, thereafter automatically renew until either Party provides sixty (60) days’ prior written notice of termination (herein, the “Term”).”

2. Section 3(a) of the Agreement is hereby deleted and replaced with the following:

“As compensation for all services rendered by Executive to the Company or any of the Company’s subsidiaries or affiliates, the Company shall pay Executive an annual base salary of $400,000 (“Base Salary”), to be paid in installments in accordance with the Company’s normal payroll practices and subject to all required and/or authorized withholdings and deductions.”

3. Section 3(b) of the Agreement is hereby deleted and replaced with the following:

Executive shall be eligible to receive an annual cash bonus, payable within thirty (30) days after the end of the year, based on the achievement of the performance metrics set forth on Exhibit A (the “Performance Bonus”, and together with the Profits Bonus (as defined in Exhibit A) are collectively referred to as “Bonus”).

4. Sections 3(c) and (d) of the Agreement are moot and of no further force and effect.

5. Section 8(b) of the Agreement is hereby deleted and replaced with the following:

Executive shall be entitled to any unreimbursed reasonable business expenses incurred by Executive prior to the Termination Date in accordance with the Company’s then in effect business expense reimbursement policy, any unpaid Bonus earned by Executive during the prior fiscal year (unless the Executive has been terminated for cause under Sections 7(b)(i), (iii) and/or (vii)) and any amounts to which Executive is entitled to under the Company’s benefit plans in accordance with the terms of such plans as they may exist from time to time. Executive must submit any request for reimbursement of expenses and supporting documentation to the Company within fourteen (14) days of the Termination Date and such reimbursement shall be paid to Executive within thirty (30) days of the Company’s receipt of Executive’s request for reimbursement and appropriate supporting documentation.

6. Section 8(c)of the Agreement is hereby deleted and replaced with the following:

“by the Company for Cause, death or Disability, by Executive for any reason (including, without limitation, any actual or alleged constructive discharge), Executive shall only receive the amounts and/or benefits listed in Sections 8(a) and (b), and the Company shall not owe Executive any further compensation.”

7. The first sentence of Section 8(d) of the Agreement is hereby deleted and replaced with the following:

“by the Company for any reason other than Cause, death or Disability, (i) Executive shall receive: (A) the amounts and/or benefits listed in Sections 8(a) and (b); (B) an amount equivalent to one (1) year of the Base Salary, plus a pro-rated amount of any unpaid Bonus earned by Executive during the year as verified by the Company’s principal financial officer (such amount, the “Severance Payment”), and (C) the immediate payment to Executive of all unpaid loans and advances made by him on or behalf of the Company; and (ii) immediate vesting of any outstanding stock options owned by Executive that remain unvested as of the Termination Date.”

8. Insofar as no shares are presently available under the Company’s existing Stock Incentive Plan, upon the adoption by the Company of a new stock incentive plan (the “New Plan”) or the amendment of the Company’s existing Stock Incentive Plan to increase the number of shares authorized for issuance thereunder (the “Plan Amendment”), and the approval of the New Plan or Plan Amendment, as applicable, by the Company’s stockholders in accordance with SEC and Nasdaq rules and regulations, the Company and Executive agree to negotiate, in good faith, an appropriate and mutually acceptable equity award to Executive under the New Plan or Plan Amendment, as applicable, based on Executive past performance (including during 2019 and during 2020 prior to and after the execution of this Amendment) and the total number of shares made available for grant under the New Plan or Plan Amendment, as applicable.

9. All other terms of the Agreement shall remain in full force and effect. The Agreement, as amended by this Amendment, constitutes the entire agreement between the parties with respect to the subject matter thereof.

10. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

11. This Amendment is made and shall be construed and performed under the laws of the remaining provisions will nevertheless continue to be valid and enforceable in the State of New York without regard to its choice or conflict of law principles.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SG BLOCKS, INC.

By:	/s/ Gerald Sheeran
Name:	Gerald Sheeran
Title:	Acting Chief Financial Officer

/s/ Paul Galvin
Paul Galvin

EXHIBIT A

I.	Performance Bonus

Formula for Calculating Performance Bonus:

1.	If Company achieves $2,000,000 in EBITDA, Executive shall receive a performance Bonus of $200,000 (50% of Base Salary).

2.	If Company achieves over $2,000,000 and up to $7,000,000 in EBITDA, Executive shall receive an additional performance Bonus of 10% of the incremental increase in EBITDA over $2,000,000 and up to $7,000,000.

3.	If Company achieves over $7,000,000 and up to $12,000,000 in EBITDA, Executive shall receive an additional performance Bonus of 8% of the incremental increase in EBITDA over $7,000,000 and up to $12,000,000.

4.	If Company achieves over $12,000,000 in EBITDA, Executive shall receive an additional performance Bonus of 3% of the incremental increase in EBITDA over $12,000,000, with no cap on the amount payable therefor.

At the Company’s option, up to fifty (50%) percent of the above performance bonuses may be paid in RSUs after the new RSU plan is approved.

II.	Profits Bonus

Upon a change of control approved by the Company’s board of directors, Executive shall receive a bonus of $250,000 payable from the profits earned.